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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in Registration Statement
Nos. 333-51193, 33-60093, 33-60091, 33-59091, 33-58148  and 33-58146 of
The Warnaco Group, Inc. on Form S-8 of our report dated May 30, 2002, (June 9, 2002 as to Note 20, July 5, 2002 as to Note 15, July 12, 2002 as to Note 1 and July 18, 2002 as to the Note 23) which expresses an unqualified opinion and includes explanatory paragraphs relating to a change in the Company's method of accounting for its retail outlet store inventories, the Company's bankruptcy proceedings and related uncertainties, the Company's ability to continue as a going concern, and the restatement discussed in Note 2, appearing in the Annual Report on Form 10-K of The Warnaco Group, Inc. (Debtor-in-Possession) for the year ended January 5, 2002.

DELOITTE & TOUCHE LLP

New York, New York
July 30, 2002